UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 19, 2012

MICROSTRATEGY INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-24435	51-0323571
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1850 Towers Crescent Plaza Tysons Corner, Virginia	22182
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 848-8600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Form 8-K/A is being filed as an amendment (“Amendment No. 1”) to the Current Report on Form 8-K filed by MicroStrategy Incorporated (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) on October 22, 2012 (the “Original Filing”). The sole purpose of this Amendment No. 1 is to disclose, as required by SEC regulations, a modification to the compensation arrangements between the Company and Paul N. Zolfaghari, a President of the Company, that were established in connection with his election as a President of the Company. No other changes have been made to the Original Filing.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As disclosed in the Original Filing, the Chief Executive Officer of the Company established an annual cash bonus potential for Mr. Zolfaghari in the amount of $800,000 to be awarded based on the achievement of targets that were to be outlined in a variable compensation plan (“Original Bonus Plan”). The annual cash bonus potential for 2012 was to be prorated based on the actual time Mr. Zolfaghari was employed by the Company during 2012. Mr. Zolfaghari’s employment with the Company began in November 2012. Based on the length of Mr. Zolfaghari’s employment with the Company in 2012, his 2012 cash bonus potential under the Original Bonus Plan was $124,590.

On February 19, 2013, the Chief Executive Officer determined a cash bonus award to Mr. Zolfaghari in the amount of $125,000 with respect to Mr. Zolfaghari’s performance in 2012. The Chief Executive Officer determined this cash bonus award based on a subjective evaluation of Mr. Zolfaghari’s performance in the context of general economic and industry conditions and Company performance during 2012. The Chief Executive Officer determined this cash bonus award in lieu of awarding a bonus to Mr. Zolfaghari under the Original Bonus Plan with respect to 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 25, 2013	MicroStrategy Incorporated
(Registrant)

	By:	/s/ Douglas K. Thede
	Name:	Douglas K. Thede
	Title:	Senior Executive Vice President & Chief Financial Officer